EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-100453) of Quotemedia, Inc. (the “Company”), of our report dated March 30, 2022, except for Note 2, as to which the date is March 31, 2023, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Moss Adams LLP

Phoenix, Arizona

March 31, 2023